Exhibit 10.2

EMTEC, INC.

AMENDED AND RESTATED 2006 STOCK-BASED INCENTIVE COMPENSATION PLAN

STOCK APPRECIATION RIGHT AWARD AGREEMENT

THIS STOCK APPRECIATION RIGHT AWARD AGREEMENT (this “Agreement”), is dated as of August 10, 2012 (the “Grant Date”) by and between Emtec, Inc. (the “Company”), and Sunil Misra (the “Participant”).  This Agreement is made and entered into pursuant to the Emtec, Inc. Amended and Restated 2006 Stock-Based Incentive Compensation Plan (the “Plan”).

R E C I T A L S :

WHEREAS, the Company has adopted the Plan for the benefit of selected Employees and Nonemployee Directors; and

WHEREAS, the Company desires to grant to the Participant on the Grant Date a stock appreciation right covering shares of common stock, $0.01 par value, of the Company (“Common Stock”) pursuant to the Plan and on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Participant, intending to be legally bound, hereby agree as follows:

Section 1.               Definitions.  The following terms, as used herein, shall have the meanings set forth below in this Section 1.  Any capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Plan.

(a)           “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.

(b)           “Cause” shall have the meaning set forth in the Employment Agreement.

(c)            “Change in Control” means (i) the acquisition in one or more transactions by any “person” (as such term is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act), other than an Excluded Person, of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”); (ii) the consummation of a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not own, directly or indirectly, immediately following such merger or consolidation, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation; or (iii) the acquisition by any “person” (as such term is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act), other than a Substantial Stockholder (as defined below) or an Affiliate of a Substantial Stockholder, in a single transaction or in a series of related transactions occurring during any period of 12 consecutive months, of assets from the Company that have a total gross fair market value (as determined by the Committee in its sole discretion) equal to or more than 51% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(d)            “Dividend Event” means the date on which the Board declares the payment of a cash dividend that will result in the aggregate amount of cash dividends paid by the Company on one share of Common Stock during the period beginning on the Grant Date and ending on August 31, 2017 equaling or exceeding $2.50; provided, however, that in the event of a stock dividend, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event, the Committee shall adjust such $2.50 threshold as it deems necessary or appropriate to reflect such corporate transaction or event to prevent the enlargement or dilution of rights hereunder.

(e)            “Employment Agreement” means the amended and restated employment agreement between the Participant and the Company, dated as of August 10, 2012, as amended and/or restated from time to time.

(f)             “EOY Per Share Value” means the Equity Value divided by Fully Diluted Shares.

(g)            “Equity Value” means the aggregate value of all of the outstanding shares of the Common Stock based on (i) in the case of a Change in Control, the consideration paid or distributed to the Company or its stockholders in such Change in Control, (ii) in the case of a Dividend Event, the fair market value of the Common Stock determined immediately prior to the occurrence of such Dividend Event (and without giving effect to the final dividend resulting in the occurrence of such Dividend Event) and (iii) in the case of a Public Offering, the price at which the Common Stock is sold to the public in such Public Offering, in each case, as determined by the Committee in its sole discretion.

(h)            “Excluded Person” means (a) the Company or its Subsidiaries, (b) any employee benefit plan of the Company or its Subsidiaries, (c) any Person who, as of September 1, 2010, owns, directly or indirectly, 25% or more of the voting power or value of any class of capital stock of the Company (a “Substantial Stockholder”) and (d) any Affiliate of a Substantial Stockholder.

(i)            “Expiration Date” means the earliest to occur of (a) the tenth anniversary of the Grant Date, (b) in the event of the Participant’s termination of employment for Cause, the date of such termination of employment and (c) in the event of the termination of the Participant’s employment for any reason other than for Cause, the 90th day after the occurrence of the later of (x) such termination of employment and (y) a Liquidity Event.

(j)           “Fully Diluted Shares” means the number of shares of Common Stock outstanding immediately prior to the occurrence of a Liquidity Event, determined on a fully diluted basis (using the treasury share method, in accordance with United States generally accepted accounting principles).

(k)           “Good Reason” shall have the meaning set forth in the Employment Agreement.

(l)            “Liquidity Event” means the first to occur of (a) a Change in Control; (b) a Dividend Event; or (c) a Public Offering.

(m)          “Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

(n)          “Public Offering” means a firm commitment underwritten public offering of the Company’s equity securities resulting in public float of not less than $75,000,000, as determined by the Committee.

(o)          “Subsidiary” means, at any relevant time, any corporation or other entity of which 50% or more of the total combined voting power of all classes of stock (or other equity interests in the case of an entity other than a corporation) entitled to vote is owned, directly or indirectly, by the Company.

Section 2.               Stock Appreciation Right Award.

(a)           The Award.  Subject to the provisions of this Agreement and to the provisions of the Plan, the Company hereby grants to the Participant, on the Grant Date, a SAR covering 657,542 shares of Common Stock, having a base price (the “Base Price”) per share of Common Stock equal to $1.75 (the “Award”).  The Award is subject to the transfer and forfeiture restrictions described herein and in the Plan and shall vest and become exercisable in accordance with Sections 3 and 4 hereof.

(b)           Incorporation by Reference, Etc.  The provisions of the Plan are hereby incorporated herein by reference.  This Agreement shall be construed in accordance with the provisions of the Plan, and in the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

Section 3.               Vesting.  The Award shall become vested as follows:

(a)           Time-Based Vesting.  Ten percent (10%) of the Award shall become vested on each of August 31, 2012, August 31, 2013, August 31, 2014, August 31, 2015 and August 31, 2016, in each case, subject to the Participant’s continued employment with the Company on the applicable vesting date.

(b)           Liquidity-Event Vesting. To the extent outstanding and unvested, the Award shall become fully vested immediately prior to the occurrence of a Liquidity Event provided that one of the two following conditions is satisfied:  (i) the Participant is employed by the Company on the date of such Liquidity Event; or (ii) if such Liquidity Event is a Change in Control, the Participant’s employment is terminated without Cause or for Good Reason, in either case, after the date on which a letter of intent relating to the Change in Control that is binding with respect to exclusivity has been executed and the Change in Control that is the subject of such letter of intent is consummated within 180 days after the date of such termination of employment.  Notwithstanding the foregoing, in the event that the EOY Per Share Value upon the occurrence of a Liquidity Event is not greater than $1.75, then no portion of the Award shall become vested in connection with such Liquidity Event and the entire Award (whether or not vested) shall be immediately forfeited with no consideration due the Participant in respect thereof.  Notwithstanding anything contained herein to the contrary, in the event of a Change in Control in which the Award would not be forfeited pursuant to the immediately preceding sentence, the Committee may, in its sole discretion, cancel the vested portion of the Award for an amount equal to the product of (x) the number of shares of Common Stock underlying the vested portion of the Award and (y) the difference between the Fair Market Value of one share of Common Stock as of the date of such Change in Control and the Base Price per share.

(c)           Certain Forfeitures.  Notwithstanding anything contained herein to the contrary, in the event that a Liquidity Event has not occurred as of August 31, 2017, the entire Award (whether or not vested) shall be immediately forfeited with no consideration due the Participant in respect thereof.

Section 4.              Exercise and Settlement.  The Award, to the extent vested, shall become exercisable immediately prior to the occurrence of a Liquidity Event and shall thereafter remain exercisable until the Expiration Date.  Upon the exercise of the Award, the Participant shall be entitled to receive a number of shares of Common Stock having a Fair Market Value on the date of exercise equal to the product of (x) the difference between the Fair Market Value of one share of Common Stock on the date of exercise and the Base Price and (y) the number of shares of Common Stock with respect to which the SAR is then being exercised; provided, however, that cash shall be provided in lieu of any fractional shares of Common Stock.  To exercise the Award, the Participant must provide written notice to the Company of such exercise, specifying the number of shares with respect to which the Award is being exercised, and the Participant must make arrangements to pay all applicable withholding taxes in accordance with Section 8 hereof.

Section 5.               Termination of Employment.

(a)           Termination for Cause.  In the event that the Participant’s employment is terminated for Cause, the entire Award (whether or not vested) shall be immediately forfeited by the Participant with no consideration due the Participant in respect thereof.

(b)           Termination other than for Cause.  In the event that the Participant’s employment is terminated for any reason other than for Cause, the portion of the Award that is unvested as of the date of such termination shall be immediately forfeited with no consideration due the Participant in respect thereof and, except as otherwise provided in Section 1(d) of the Employment Agreement, the portion of the Award that is vested as of the date of such termination shall remain outstanding and shall be eligible to become exercisable in accordance with Section 4 hereof to the extent unexercisable as of such termination or shall remain exercisable in accordance with the terms of this Agreement to the extent exercisable as of such termination.  Notwithstanding the foregoing, if the Participant’s employment is terminated without Cause or for Good Reason, and in either case, at the time of such termination of employment, the Company has executed a letter of intent relating to a Change in Control that is binding with respect to exclusivity, then the unvested portion of the Award shall not be forfeited upon such termination of employment and shall be eligible to become vested in accordance with Section 3(b) hereof; provided, however, that if the Change in Control that is the subject of such letter of intent is not consummated within 180 days after the date of such termination of employment, the unvested portion of the Award shall be immediately forfeited with no consideration due the Participant in respect thereof.

Section 6.               Stockholder Rights.  The Participant shall have no rights as a stockholder with respect to any shares of Common Stock underlying the Award (including, without limitation, voting or dividend rights) until such shares of Common Stock have been delivered to the Participant upon the exercise of the Award.

Section 7.               Transferability.  The Award is not transferrable other than by will or by the laws of descent and distribution.

Section 8.               Withholding.  The Participant agrees to make appropriate arrangements with the Company for satisfaction of any applicable federal, state or local income tax withholding requirements or like requirements in connection with the Award, including without limitation, the exercise thereof, and the Company shall be authorized to withhold from the Participant (through payroll or otherwise) an amount sufficient to satisfy any such withholding obligations.  Provided that the Participant is employed by the Company on the date of exercise and provided that the Committee in good faith determines that the Company has a sufficient cash reserve, the Participant may direct the Company to withhold a number of shares of Common Stock from those that he would otherwise receive upon exercise having a Fair Market Value (as of the relevant date) equal to all or a portion of the tax withholding liabilities due in connection with such exercise.  Any withholding in the form of shares of Common Stock shall occur at the minimum required withholding rate.

Section 9.               Notices. Any notice hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile, or certified or registered mail, postage prepaid, as follows:

If to the Company:

Emtec, Inc.
11 Diamond Road
Springfield, NJ 07081
Facsimile number:  973-376-8846
Attention:  Chief Executive Officer

If to the Participant, to the address in the Company’s records.

Section 10.             409A.  The Award is intended to comply with, or be exempt from, Code Section 409A and all regulations, guidance, compliance programs and other interpretative authority thereunder, and shall be interpreted in a manner consistent therewith.  In the event that the Participant is a “specified employee” within the meaning of Code Section 409A, and a payment or benefit provided for hereunder would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Participant’s separation from service (within the meaning of Code Section 409A), then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following the Participant’s separation from service except as provided in the immediately following sentence.  In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Participant in a lump-sum, without interest, on the earlier of (i) the first business day of the seventh month following the Participant’s separation from service or (ii) the tenth business day following the Participant’s death.  Notwithstanding anything contained herein to the contrary, neither the Company nor any Affiliate thereof shall have any liability or obligation to the Participant or any other Person in the event that the Plan or the Award is not exempt from or compliant with Code Section 409A.

Section 11.              Entire Agreement.  This Agreement, the Employment Agreement and the Plan contain the entire agreement between the parties hereto with respect to the matters contemplated herein and supersede all prior agreements or understandings, written or oral, among the parties related to such matters (including, without limitation, any term sheets).

Section 12.              Binding Effect.  Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon the Participant and his heirs, executors, administrators and legal representatives.

Section 13.              Waiver; Amendment or Modification.  The Committee may in its discretion waive any conditions or rights under this Agreement.  The Committee may, in its discretion, amend, modify, suspend, discontinue or terminate this Agreement without the consent of the Participant (provided that no such action that is materially adverse to the Participant may be taken without his consent).

Section 14.              Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

Section 15.              Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties, effective as of the day and year first written above.

EMTEC, INC.

/s/ Gregory P. Chandler
By: Gregory P. Chandler
Title: Chief Financial Officer

PARTICIPANT

/s/ Sunil Misra
By: Sunil Misra